Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Registration Statement on Amendment No.2 to Form S-1 of ProSomnus Inc. of our report dated March 31, 2022, with respect to our audit of Lakeshore Acquisition I Corp.’s financial statements as of and for the period from January 6, 2021 (inception) to December 31, 2021 and appears in the Prospectus as part of this Registration Statement. Our report contained an explanatory paragraph regarding substantial doubt about Lakeshore Acquisition I Corp.’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

May 12, 2023